UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NOVABAY PHARMACEUTICALS, INC.

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NovaBay Pharmaceuticals CEO Issues Letter to Stockholders

EMERYVILLE, Calif. (September 22, 2022) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY) announces that Chief Executive Officer Justin Hall has issued the following Letter to Stockholders:

To My Fellow Stockholders:

Over the past year, we have successfully transformed NovaBay from a single product company into a larger organization with three brands in three distinct market segments. We are a stronger company with established brands in the large and growing eyecare, skincare and wound care markets. Our Avenova®, DERMAdoctor® and PhaseOne® products all have loyal customer bases, resulting in recurring revenue and a solid foundation for growth as we execute an aggressive commercial strategy. We differentiate our products from our competitors by being scientifically developed and clinically proven. Our high-quality products are all manufactured in the United States.

As our stockholders know, on September 9, 2022, NovaBay entered into two financing transactions. I would like to acknowledge the concerns that many stockholders have shared with me about our current need to raise additional capital and effect a reverse stock split. Although we started the year with no intention of doing either of those, our situation has changed. We need additional capital to fully implement our growth strategies, such as launching new products on the QVC® network and expanding into the European and Chinese markets. In connection with the financing transactions, we are required to seek stockholder approval of a reverse stock split. We expect that the reverse stock split will increase the market price of our common stock so that NovaBay will be able to satisfy the continued listing requirements of the NYSE American for the foreseeable future. We also believe that a reverse stock split may improve the marketability and liquidity of our common stock and appeal to a broader range of investors and generate greater investor interest. Further, due to the number of shares of common stock underlying the securities issued, or to be issued, in connection with the financing transactions, the NYSE American rules require that we seek stockholder approval prior to the issuance of those underlying shares.

We currently anticipate holding a special meeting of stockholders on November 10, 2022 to seek stockholder approvals on the proposals outlined above.

Despite the current need for financing, there are many reasons to be optimistic about our future. More people are using Avenova today than ever before, with more than 600 units selling on Amazon each day, representing an 18% year-over-year increase in unit sales. To support further growth, we are expanding the customer demographic for Avenova by entering into the eyelash extension market. A growing number of women are turning to eyelash extensions to enhance their appearance, driving a market that’s projected to reach $2.4 billion by 2031. Yet lash extensions can attract oil, dust, dirt and debris that may shorten their lifespan, cause irritation and increase the likelihood of eye infections. Our antimicrobial formulation is clinically proven to kill infection-causing bacteria and remove the irritants on lids and lashes, and, as an added benefit, Avenova does not damage the adhesive that holds extensions in place extending lash life.

We are capitalizing on the trend for beauty products to be increasingly purchased online by broadening availability of select DERMAdoctor products through two popular U.S. online retailers, Target.com and Urbanoutfitters.com. Brand influencers play an important role in the beauty industry and we continue to build on the enviable position of our Chief Product Officer and board-certified dermatologist Dr. Audrey Kunin as a skincare thought-leader through interviews with popular online consumer publications and guest appearances on the QVC network.

Expanding marketing activities to certain overseas geographies is also a key priority to driving sales growth. To that end, we recently engaged a new partner in China to manage DERMAdoctor’s flagship store on Tmall.com, which is the leading business-to-consumer online retailer in China. Brand influencers and social media platforms like TikTok are particularly effective ways to attract new customers in China, and our marketing partner brings an extensive network of bloggers and influencers, as well as strong social media brand-building capabilities. We anticipate DERMAdoctor’s TikTok store in China to go live in November of this year. We are also in the process of onboarding a distribution partner in the European Union, a previously untapped market for us.

Lastly, we launched seven new products since the beginning of 2022. This includes both new Avenova and DERMAdoctor products, keeping us highly relevant in industries that are characterized by rapid change. All our new offerings reinforce our corporate positioning of formulating and selling proprietary OTC products that are effective, scientifically developed, clinically proven and gentle, while addressing common yet underserved conditions. Importantly, all of our new product creations and launch activities are efficiently managed under a low-cost model.

Looking forward, we still anticipate a strong end to the year. A large seasonal order from Costco for DERMAdoctor’s top-selling product, Kakadu C, will increase revenue in the third and fourth quarters. We also generally expect a spike in DERMAdoctor sales during the fall, which is the seasonally strongest period for skincare products. These developments underscore our confidence for continued growth.

As we gain traction from our initiatives and favorable industry trends, we expect continued growth through 2022 and into 2023. On behalf of my NovaBay colleagues and our Board of Directors, I appreciate your continued support of our path to profitability.

Sincerely,

Justin Hall, Esq.

Chief Executive Officer and General Counsel

September 22, 2022

About NovaBay Pharmaceuticals, Inc.:

NovaBay Pharmaceuticals, Inc. is a pharmaceutical company that develops and sells scientifically created and clinically proven eyecare and skincare products. Avenova® is the most prescribed antimicrobial lid and lash spray and DERMAdoctor® is a premium skincare brand offering more than 30 dermatologist-developed skincare products sold through traditional domestic retailers, digital beauty channels and international distributors.

NovaBay Pharmaceuticals Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our business strategies, ability to complete certain financing transactions, current and future product offerings, marketing efforts, and any future revenue that may result from selling such products, as well as generally the Company’s expected future financial results (and ability to continue as a going concern) and the impact of a reverse stock split. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay’s latest Form 10-Q/K filings with the Securities and Exchange Commission (the “Commission”), especially under the heading “Risk Factors,” and in the Preliminary Proxy Statement filed by NovaBay with the Commission, especially under the heading “Proposal Two: The Reverse Stock Split Proposal — Risks Relating to the Reverse Stock Split.” The forward-looking statements in this press release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Additional Information

As referenced above, certain stockholder matters will need to be voted upon (the “Stockholder Matters”) and the Company filed a preliminary proxy statement with the Commission on September 20, 2022, and intends to subsequently mail or otherwise make available a definitive proxy statement relating to the Stockholder Matters. This press release does not contain all the information that should be considered concerning the Stockholder Matters, and is not intended to form the basis of any voting decision, investment decision or any other decision in respect of the Stockholder Matters. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and the amendments thereto and the definitive proxy statement and other documents filed in connection with the Stockholder Matters, as these materials will contain important information about these matters, as well as the Company and the related financing transactions. When available, the definitive proxy statement and other relevant materials will be sent or given to stockholders of the Company as of a record date to be established for voting on the Stockholder Matters. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the Commission, without charge, once available, at the Commission’s website at www.sec.gov, or by directing a request to: NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608, attention: Corporate Secretary.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Stockholder Matters. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s filings with the Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Commission and is available free of charge at the Commission’s website at www.sec.gov, or by directing a request to: NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608, attention: Corporate Secretary. Additional information regarding the interests of such participants is contained in the preliminary proxy statement and will be contained in the definitive proxy statement for the Stockholder Matters when available. In addition, we have engaged Alliance Advisors, LLC, to assist in the solicitation of proxies and provide related advice and informational support.

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Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com

Avenova.com

DERMAdoctor Purchasing Information

For DERMAdoctor purchasing information:

Please call 877-337-6237 or email service@dermadoctor.com

DERMAdoctor.com

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Contact

LHA Investor Relations

Jody Cain

310-691-7100
jcain@lhai.com

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